UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2004

SEARS, ROEBUCK AND CO. (Exact name of registrant as specified in charter)

New York (State or Other Jurisdiction of Incorporation)	1-416 (Commission File Number)	36-1750680 (IRS Employer Identification No.)

3333 Beverly Road Hoffman Estates, Illinois (Address of principal executive offices)		60179 (Zip code)
Registrant's telephone number, including area code: (847) 286-2500
(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 -	Registrant's Business and Operations
Item 1.01	Entry into a Material Definitive Agreement

On December 8, 2004, the Compensation Committee of the Registrant's Board of Directors adopted the Sears, Roebuck and Co. 2005 Long-Term Incentive Program (the "LTIP").  The LTIP provides for performance-based awards made under the Registrant's 2000 Employees Stock Plan or its Long Term Incentive Compensation Plan that are consistent with the performance measures provided in those Plans.

The following is a brief description of the material terms and conditions of the LTIP.  It is not intended to be a complete description of all of the terms and conditions of the LTIP.

The LTIP and all awards under it will be automatically cancelled without consideration immediately prior to the effective date of the previously announced business combination transaction between the Registrant and Kmart Holding Corporation. Furthermore, no award under the LTIP may be paid or settled while the agreement providing for that transaction remains in effect or if the transaction closes.  That transaction remains subject to shareholder and regulatory approvals and customary closing conditions.

The LTIP provides for the award of performance units and/or stock options to eligible employees.  The performance units represent the right to receive either shares of the Registrant's common stock or cash, as determined by the Compensation Committee, based on the Registrant's total shareholder return (share price appreciation plus dividends, assuming reinvestment) in relation to the total shareholder return of all of the companies in the S&P 500 Index for the three-year period January 1, 2005 through December 31, 2007.  Payouts will range from 50% of the targeted number of shares or cash amount at a threshold 25th percentile total shareholder return level to 150% of the targeted number of shares or cash amount at the 75th percentile total shareholder return level and above.  Minimum payouts of 30% of the target award will be made based on Registrant's total shareholder return in relation to that of all S&P 500 Index companies for each of the one-year periods ended December 31, 2005 and December 31, 2006. Payments in respect of performance units will be made as soon as practicable in 2008 after the Compensation Committee has certified the Registrant's total shareholder return results and the amounts to be paid, except for earlier payout in the event of a participant's death.

Stock options granted under the LTIP will have an exercise price per share that is not less than 100% of the fair market value of a share of the Registrant's common stock on the date of grant and will vest one-third when the fair market value of a share of Registrant's common stock for the previous 20 trading days has increased by 10% or more above the exercise price of the option, one-third when the fair market value of a share of Registrant's common stock for the previous 20 trading days has increased by 20% or more above the option's exercise price and one-third when the fair market value of a share of Registrant's common stock for the previous 20 trading days has increased by 30% or more above the option's exercise price.

1

The LTIP will be administered by the Registrant's Compensation Committee, which will determine which eligible employees are to receive awards under the LTIP.  The eligible employees are the Registrant's Chief Executive Officer, its President of Merchandising, all employees of the Registrant who report directly to the Registrant's Chief Executive Officer and other key employees recommended by the Registrant's Chief Executive Officer.

The number of options and performance units that may be awarded under the LTIP are limited by the terms of the LTIP.  As of the date of this Report, no awards under the LTIP have been granted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARS, ROEBUCK AND CO.
	By:	/s/ Michael J. Graham Michael J. Graham Vice President and Controller

Date: December 14, 2004